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                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                  Three months ended
                                       March 31,                  Years Ended December 31,
                                  ------------------    -------------------------------------------
                                    2003      2002        2002     2001    2000     1999     1998
Earnings as defined:
   Profit before tax as reported    40,850    51,477    149,197  187,689  202,117  188,650  136,509
   Interest expense                  3,341     3,222     13,347   17,711   22,924   25,968   34,450
   Rent expense                        500       467      1,867    1,567    1,033    1,067    1,200
Total earnings                      44,691    55,166    164,411  206,967  226,074  215,685  172,159
Fixed charges as defined:
   Interest expense                  3,341     3,222     13,347   17,711   22,924   25,968   34,450
   Rental expense                      500       467      1,867    1,567    1,033    1,067    1,200
Total fixed charges                  3,841     3,689     15,214   19,278   23,957   27,035   35,650
Ratio of earnings to fixed
charges                              11.64     14.96      10.81    10.74     9.44     7.98     4.83
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